Laurence Sookochoff, P. Eng

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated June 1, 2005 entitled “Geological Evaluation Report on the Moscena Property”, in Amendment No. 1 to the Form SB-2/A Registration Statement to be filed by Cignus Ventures Inc. with the United States Securities and Exchange Commission.

Dated the 28th day of December, 2005

/s/ Laurence Sookochoff
Laurence Sookochoff
CONSULTING GEOLOGIST